Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIESCOMMENCED PRODUCTION OF A

CLEAN COKE PRODUCT

Received Certificate of Achievement for Technological and Scientific Advancement in Coke Sintering

New Technology to Improve Margins and Expand Client Base

PINGDINGSHAN, China – August 1, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that on June 18, 2013, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”) was issued a “Certificate of Achievement” by Pingdingshan Municipal Science and Technology Bureau for its technological and scientific advancement in coke sintering process. Hongli (along with its subsidiaries) conducts all of the Company’s business operations in China.

In June 2011, after evaluating conventional fuel sources used in sintering by China’s steel industry, Hongli gathered a team of engineers with the aim of developing a new environmentally conscious and energy saving fuel. In August 2011, the team of Hongli engineers began conducting market surveys and gathering necessary research to develop the product.

Initial tests were completed on November 30, 2012, and on December 3, 2012, the team commenced trial production of the new sintering fuel, a clean coke product. On March 31, 2013, the product passed Henan Province Science and Technology Bureau’s preliminary tests, and a full evaluation by a team of experts from the bureau followed. On June 16, 2013 the experts concluded that the new fuel is a scientific advancement in coke sintering process. Specifically, they have verified that our technology, as compared to conventional technologies, can achieve the following:

-	Coaling stage: dust and SO2 emissions can be reduced by 52% and 65%, respectively;
-	Coal pushing stage: dust and SO2 emissions can be reduced by 35% and 55%, respectively; and
-	Oven chimney: dust and SO2 emissions can be reduced by 25% and 68%, respectively.

On June 18, 2013, Pingdingshan Municipal Science and Technology Bureau determined that our clean coke is technologically advanced and innovative, has a broad application prospect, and fills a technology gap in coke sintering. As a result, the bureau awarded Hongli the “Certificate of Achievement” and approved commercial production of the clean coke.

We are currently producing the clean coke at our 250,000 metric ton coking facility. With existing technology used during tamping and manufacturing process, we can produce high-quality clean coke through the addition of polymer binders by using frozen processing technology.

SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “We believe that our innovative clean coke is revolutionary to existing sintering process in China. We believe that our product can improve both the production quality and bottom lines of domestic steel manufacturers. We also believe that our product offers a viable solution for the domestic coking industry for reducing both energy consumption and environmental impacts. Our new clean coke marks an important milestone for our Company, and it should help us improve our margins, broaden our geographic footprint and enlarge our customer base by expanding our cooperation with iron and steel enterprises in China.”

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangrui Coal Mining Co., Ltd., Baofeng Xingsheng Coal Mining Co., Ltd. and Baofeng Shunli Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

#### ####